Capitol Bancorp Center
200 Washington Square North
Lansing, MI 48933

www.capitolbancorp.com

Contact:    Angela Kimber
     517-316-0172

Capitol Bancorp Signs Agreement to
Sell its Remaining Consolidated Affiliates to Talmer Bancorp, Inc.

Affiliates to be Recapitalized

LANSING, Mich.: October 14, 2013: Capitol Bancorp Limited (OTCQB: CBCRQ) announced today that it has entered into a stock purchase agreement to sell the common stock of its remaining consolidated entities, Bank of Las Vegas, Indiana Community Bank, Michigan Commerce Bank and Sunrise Bank of Albuquerque, to Talmer Bancorp, Inc., a bank holding company located in Troy, Michigan.

Capitol's Chairman and CEO Joseph D. Reid said, "We are pleased to provide the banks with a strategic partner that has the resources and capital to support the banks' long-term success.  This transaction presents significant opportunities for the banks, and their employees and customers.  The Talmer organization is community oriented and committed to continuing to build upon the banks' existing operations and refocus on growth in their respective markets.  I am confident that the banks will continue their strong tradition of high standards of performance, service and commitment to the communities that they serve for many years to come."

Capitol officials stress that the pending transaction will not have any impact on the operations of the banks, and their employees and customers.  Customer deposits remain insured by the Federal Deposit Insurance Corporation.

The sale is expected to close under Section 363 of the U.S. Bankruptcy Code, and is subject to regulatory approval, and the terms and conditions contained in the stock purchase agreement.

Forward-Looking Statements
Certain statements in this announcement contain forward-looking statements that are based on management's expectations, estimates, projections and assumptions. Words such as "expects," "anticipates," "plans," "believes," "scheduled," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, but not limited to the completion of Capitol's announced restructuring and planned operation of its business, including the outcome and impact on its business of any resulting proceedings with respect to the joint plan of reorganization. A more extensive discussion of the risk factors that could impact Capitol's overall business and financial performance can be found in reports previously filed by Capitol with the Securities and Exchange Commission.
All forward-looking statements speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to the company or any person acting on the Corporation's behalf are qualified by the cautionary statements in this press release. The Corporation does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.
About Capitol Bancorp Limited
Capitol Bancorp Limited, which was founded in 1988, is a community banking company with a network of separately chartered banks in six states and executive offices in Lansing, Michigan.

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